UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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RTI BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI BIOLOGICS, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of RTI Biologics, Inc., to be held on Thursday, May 5, 2011 at 7:30 a.m., local time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida 33607.

The notice and proxy statement accompanying this letter contain details of the business to be conducted at the meeting. You are being asked to: (i) elect two directors to serve for a term of three years; (ii) consider and vote on an advisory (non-binding) proposal concerning our executive compensation program (the “say on pay vote”); and (iii) consider and vote on an advisory (non-binding) proposal concerning the frequency of holding the say on pay vote in the future.

At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

Brian K. Hutchison

Chairman and Chief Executive Officer

April 5, 2011

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RTI Biologics, Inc. will be held on Thursday, May 5, 2011 at 7:30 a.m., local time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida 33607, for the following purposes:

(1)	To elect two Class I directors, Peter F. Gearen and Adrian J. R. Smith, to serve on our Board of Directors, consisting of eight members, for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

(2)	To hold an advisory (non-binding) vote concerning our executive compensation program (the “say on pay vote”);

(3)	To hold an advisory (non-binding) vote concerning the frequency of holding the say on pay vote in the future; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on March 29, 2011 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Thomas F. Rose

Executive Vice President, Chief Operations

Officer and Secretary

Alachua, Florida

April 5, 2011

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting

of Stockholders To Be Held on May 5, 2011

This notice of annual meeting of stockholders and proxy statement, the form of proxy card, along with our annual report on Form 10-K and the 2010 annual report to stockholders, are available free of charge at the following website: www.rtiproxy.com.

PROXY STATEMENT

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2011 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 5, 2011 at 7:30 a.m., local time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida 33607.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2010 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about April 5, 2011. These materials are also available at www.rtiproxy.com in a manner that does not infringe on the anonymity of the person accessing such website.

Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

We are holding the Annual Meeting in order to: (1) elect two directors for the ensuing three years; (2) hold an advisory (non-binding) vote concerning our executive compensation program; and (3) hold an advisory (non-binding) vote concerning the frequency of stockholder votes on our executive compensation program in the future.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the two director nominees identified in this proxy statement to serve on our Board of Directors for a term of three years or until their successors are duly elected and qualified, subject to their earlier resignation or removal, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR all nominees.

2. What are my voting choices when voting on the advisory proposal on executive compensation (the “say on pay vote”), and what vote is needed to approve the say on pay vote?

In the advisory proposal on executive compensation, stockholders may:

•	vote in favor of the advisory proposal;

•	vote against the advisory proposal; or

•	abstain from voting on the advisory proposal.

The favorable vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of the say on pay vote. As an advisory vote, this proposal is not binding upon the company. However, the compensation committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the advisory vote on executive compensation.

3. What are my voting choices when voting on the advisory proposal on the frequency of holding the say on pay vote, and what vote is needed to approve the frequency of holding the say on pay vote?

In the advisory proposal on the frequency of holding the say on pay vote, stockholders may:

•	vote for holding the say on pay vote every year;

•	vote for holding the say on pay vote every two years;

•	vote for holding the say on pay vote every three years; or

•	abstain from voting on the advisory proposal.

A plurality of the affirmative votes cast will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the company. The Board of Directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote. While the Board of Directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board of Directors’ recommendation.

The Board of Directors recommends a vote for holding the say on pay vote EVERY THREE YEARS.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

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By Internet—Stockholders of record of our common stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 4, 2011. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

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By Telephone—Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 4, 2011. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

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By Mail—Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Can I change my vote or revoke my proxy?

You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Who is entitled to vote?

On March 29, 2011, there were outstanding 55,158,345 shares of our common stock, par value $0.001 per share, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 29, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

The election of directors, advisory say on pay vote and advisory vote on the frequency of holding the say on pay vote are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier resignation or removal. The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are two of the current Class I directors, Dr. Gearen and Mr. Smith. Dr. Henseler and Mr. Odrich, Class I Directors whose terms are expiring at the Annual Meeting, are not standing for reelection and the size of the Board of Directors has been reduced to eight members.

If elected at the Annual Meeting, the nominees will serve a three-year term until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of the nominees named below. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size to our company and in areas relevant to the strategy and operations of our company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity, exceptional ability and judgment, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board of Directors and its committees. The Nominating and Governance Committee takes into account diversity considerations in determining the company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the Board of Directors. Each of the nominees is also independent of the company and management. We believe the atmosphere of our boards of directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our boards of directors and other corporate governance matters, see “Corporate Governance—Board of Directors” beginning on page 10 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE 2011 ANNUAL MEETING CLASS I (TERM ENDS 2014)

Peter F. Gearen	62	1998	Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen also has been an Associate Professor of Orthopedics at the University of Florida College of Medicine since 1993. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman in June 30, 2010. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School. Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a practicing orthopedic surgeon, is knowledgeable about our products and the orthopedic products market in general.

Adrian J. R. Smith	66	2008	Mr. Smith has been the Chief Executive Officer of The Woolton Group since 1997. He is also the Non-Executive Chairman of Premier Credit Ltd. and AddPower UK Ltd. and a Non-Executive Director of Byotrol plc. His business career includes 13 years in the professional services industry and 24 years with two Fortune 500 companies. He has been a Global Managing Partner, Marketing & Communication at Deloitte Touche Tohmatsu, the Chief Executive Officer of Grant Thornton LLP, and a Managing Partner at Arthur Andersen in the early to mid-1990’s. He held senior international management roles with Ecolab Inc. and also with Procter & Gamble. He serves on the board of the Education Foundation of Indian River County in Florida. Mr. Smith’s public accounting and consulting background provides our Board of Directors with valuable financial reporting, compliance, and accounting and controls experience.

Director	Age	Year First Became Director	Business Experience
CONTINUING DIRECTORS CLASS II (TERM ENDS 2012)

Philip R. Chapman	49	1998	Mr. Chapman is the President of Venad Administrative Services, Inc., and has been a general partner of Adler & Company since 1995. From 1991 until 1995, Mr. Chapman served as a principal of Adler & Company. From 1988 until 1991, Chapman served as a senior consultant at Booz Allen & Hamilton International. Mr. Chapman holds a bachelor’s degree and masters of business administration degree from Columbia University. Mr. Chapman’s depth of business experience and service on other companies’ boards of directors, knowledge of compensation and benefits as well as broad management responsibilities provides our Board of Directors relevant experience in strategic and operational matters.

Gregory P. Rainey	58	2007	Mr. Rainey is the President of CCI Performance Group, a sales and marketing consulting company. Prior to opening CCI Performance Group in 2004, Mr. Rainey served 10 years with Stryker Corporation, a leading worldwide medical products and services company, most recently for four years as Vice President of Sales for Stryker’s Orthopedic Division. Previous to Stryker, Mr. Rainey served as Director of Sales for Joint Medical Corporation, as well as sales positions with U.S. Surgical Corporation. Mr. Rainey earned a bachelor’s degree in biology from Loyola University. Mr. Rainey offers our Board of Directors orthopedic industry expertise in marketing, sales, strategic planning and operational management.

Dean H. Bergy	51	2010	Mr. Bergy joined RTI’s Board of Directors in July 2010. Mr. Bergy currently serves as advisor to the chief financial officer at Stryker, a position he has held since April 2009. Mr. Bergy served the previous six years as Stryker’s vice president and chief financial officer. Prior to that, Mr. Bergy served as vice president of finance and chief accounting officer, vice president of finance for Stryker’s Medical Division, and started his tenure with Stryker in 1994 as the corporate controller. Previous to joining Stryker, Mr. Bergy worked with Ernst & Young and Price Waterhouse. Mr. Bergy earned a bachelor’s degree in business administration from University of Michigan in Ann Arbor and completed the Program for Management Development from Harvard Business School. Mr. Bergy’s public accounting and executive management experience provides our Board of Directors with valuable financial reporting, compliance, and accounting and controls experience.

Director	Age	Year First Became Director	Business Experience
CONTINUING DIRECTORS CLASS III (TERM ENDS 2013)

Brian K. Hutchison	51	2001	Mr. Hutchison joined RTI in December 2001 as President and Chief Executive Officer and was elected Chairman of the Board of Directors in December 2002. Since February 2008 his title has been Chairman and Chief Executive Officer. In his role at RTI, Mr. Hutchison oversees all aspects of the company and its affiliates. Mr. Hutchison spent the previous 12 years with Stryker Corporation. His last position at Stryker was Vice President, Worldwide Product Development and Distribution. A native of Muskegon, Mich., Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development at Harvard Business School. As the only management representative on our board, Mr. Hutchison provides an insider’s perspective in board discussions about the business and strategic direction of the company and has experience in all aspects of the company’s worldwide business. Mr. Hutchison’s length of service at RTI provides our Board of Directors with detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our company and its business.

Roy D. Crowninshield, Ph.D	62	2008	Dr. Crowninshield joined our Board of Directors upon the closing of our merger with Tutogen Medical, Inc. in February 2008. Dr. Crowninshield was the Chairman of the Board for Tutogen Medical, Inc. from July 2004 to February 2008, and was the Interim Chief Executive Officer from July 2004 to December 2004. Prior to joining Tutogen, Dr. Crowninshield served 21 years in various capacities at Zimmer Holdings, Inc., including President of Zimmer’s U.S. operations and most recently as its Chief Scientific Officer. Prior to joining Zimmer, Inc. in 1983, he was a faculty member at the University of Iowa where he led many research projects evaluating the function of total joint implants. He holds a bachelors degree, master’s and PhD in engineering from the University of Vermont. He has worked in the orthopedic industry for over 20 years and has extensive experience in the research and development, manufacture, and clinical investigation of orthopedic implants. He has authored more than 100 journal articles, book chapters, and published abstracts in orthopedics and engineering. Dr. Crowninshield’s financial and scientific background provides our Board of Directors with valuable financial and research and development expertise. His experience as a Chief Scientific Officer at a publicly held medical device company is valuable in his roles as director and Science and Technology Committee Chairman.

Director	Age	Year First Became Director	Business Experience

Julianne M. Bowler	47	2007	Ms. Bowler joined our Board of Directors in May 2007. Ms. Bowler is the Chief Compliance and Administrative Officer for Narragansett Bay Insurance Company, a position she has held since May 2009. Prior to that position she was an insurance consultant working with various companies and organizations such as Bearing Point, Commercial Union/OneBeacon, and Geico. Ms. Bowler served as commissioner of insurance for the Massachusetts Division of Insurance, based in Boston, Mass., from March 2002 to January 2007. Ms. Bowler has more than 10 years of experience in insurance regulation and health policy for companies such as Blue Cross Blue Shield of Massachusetts and the University of Massachusetts Medical Center, including nine years with the Massachusetts Division of Insurance. Ms. Bowler has a bachelor’s degree in philosophy from Assumption College in Worcester, Mass., and a master’s degree in philosophy from the University of Dallas in Dallas, Texas. Ms. Bowler was a doctoral candidate in biomedical ethics at Georgetown University in Washington, D.C., and received her master’s degree in business administration with a concentration in finance from the University of Massachusetts in Boston, Mass. She serves on the boards of Senior Health Insurance Plan of Pennsylvania (the successor to Conseco Senior Health Insurance) and Atlantic Charter Insurance Company. Ms. Bowler’s financial and insurance background provides our Board of Directors with valuable insurance and risk management expertise.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS TO BE IN THE BEST INTERESTS OF RTI BIOLOGICS AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Our Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. Our Board of Directors adheres to corporate governance practices, which practices the board and management believe promote this purpose, are sound and represent best practices.

Board of Directors

Members and Director Independence

Our current Board of Directors consists of ten members: Brian K. Hutchison, Dean H. Bergy, Philip R. Chapman, Peter F. Gearen, Michael J. Odrich, Gregory P. Rainey, Julianne M. Bowler, Udo Henseler, Roy D. Crowninshield, and Adrian J. R. Smith. Our Board has determined that each of our directors, except for Mr. Hutchison, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Dr. Henseler and Mr. Odrich, independent directors whose terms are expiring at the Annual Meeting, are not standing for reelection. Accordingly, if the two nominees to serve as Class I directors are elected at the Annual Meeting, our Board of Directors will consist of eight members, seven of whom qualify as an “independent director.”

Lead Director

In July 2010, the Board of Directors appointed Peter F. Gearen as Lead Director. The Lead Director is appointed each year by the non-management members of the Board of Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the non-management members of the Board of Directors, and presides over executive sessions attended only by non-management members of the Board of Directors. The Lead Director consults with the Chairman on the format and adequacy of information the directors receive and the effectiveness of the Board meeting process. The Lead Director may also speak on behalf of the company from time to time as the Board of Directors may decide.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the company. The Board of Directors regularly review treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions and considers risks to the company’s reputation and reviews risks related to the sustainability of its operations. The Audit Committee regularly reviews company-wide risk management, which focuses primarily on reviewing and approving all interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. The Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the company. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Board Leadership Structure

Our Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. Historically, the Board of Directors has believed that the most effective leadership structure for the company is for Mr. Hutchison to serve as both Chairman of the Board and Chief Executive Officer. His combined role enabled decisive leadership, ensured clear accountability, and enhanced the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. In the combined role, however, Mr. Hutchison is required to focus his time and attention on both the management of the business as Chief Executive Officer and on the continued development of a high-performing Board of Directors as Chairman.

The Board of Directors evaluates its leadership structure on an ongoing basis, and is currently considering in connection with best practices of corporate governance whether the combined Chief Executive Officer and Chairman role is the most appropriate leadership structure for the company. The Board of Directors is also considering whether a separation of the positions of Chairman of the Board and Chief Executive Officer will enhance the substantial independent oversight of management and a strong counterbalancing governance structure currently in place, including the following factors:

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Lead Director: We have a Lead Director, appointed each year by the non-management members of the Board of Directors, who is independent and we believe this role adequately addresses the need for leadership and an organizational structure for the independent directors.

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We have a substantial majority of independent directors: If the two nominees to serve as Class I directors are elected at the Annual Meeting, our Board of Directors will consist of eight members, seven of whom qualify as an “independent director” under the NASDAQ Listing Rules; only Mr. Hutchison is deemed not independent.

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Key committees are composed of independent directors: Our Audit, Compensation and Nominating and Governance Committees are each composed solely of independent directors. In addition, our Science and Technology Committee is composed solely of independent directors. Each of our independent directors serves on at least one of these committees.

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Non-employee and independent directors meet regularly: Our non-employee directors meet in executive session without management directors at almost each regularly scheduled Board of Directors meeting. Non-employee director executive sessions are chaired by the Lead Director.

Board Meetings

During 2010, the Board of Directors held five meetings the audit committee held five meetings, the compensation committee held four meetings, and the nominating and governance committee held two meetings. All directors (other than Mr. Odrich) attended at least 75% of all Board of Directors and applicable committee meetings. The Board of Directors also regularly holds executive sessions of the non-management members of the Board of Directors. Each director attended our 2010 Annual Meeting of Stockholders.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee which assist our Board of Directors in discharging its responsibilities.

Audit	Compensation	Nominating and Governance	Science and Technology
Dean H. Bergy (C)(1)	Philip R. Chapman (C)	Michael J. Odrich (C)(2)	Roy Crowninshield (C)
Udo Henseler (2)	Peter Gearen (L)	Julianne Bowler	Peter Gearen
Julianne Bowler	Adrian J. R. Smith		Gregory P. Rainey
Roy Crowninshield
Gregory P. Rainey

(C)	Chairman

(L)	Lead Director

(1)	On July 20, 2010, Mr. Bergy was elected as a new member of the Board of Directors as a Class II director and chairman of the audit committee.

(2)	Dr. Henseler and Mr. Odrich, whose terms are expiring at the Annual Meeting, are not standing for reelection and the size of the Board of Directors will be reduced to eight members.

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Bergy is an “audit committee financial expert” as defined in the Exchange Act. During 2010, our Audit Committee met five times. The charter of our Audit Committee is available on our website at http://www.rtix.com/investors/corporate-governance/.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met four times during 2010. The Board of Directors adopted an amended written charter for the Compensation Committee on February 28, 2011, which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at annual meetings of the stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its corporate governance oversight. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. Our Nominating and Governance Committee met two times during 2010. The charter of the Nominating and Governance Committee is available on our website at http://www.rtix.com/investors/corporate-governance/.

Science and Technology Committee

Our Science and Technology Committee reviews our annual research and product development plans. Our Science and Technology Committee met two times during 2010. The charter of the Science and Technology Committee is available on our website at http://www.rtix.com/investors/corporate-governance/.

Director Nomination Process

Director Qualifications. Our Nominating and Governance Committee has not formally established any specific qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees. The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board of Directors, executive officers and individuals personally known to members of the Board of Directors. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations. Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources.

Review of Director Nominees. In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. We do not have a policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Governance Committee takes into account diversity in professional experience, skills and background, and diversity in race and gender, in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or an individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Lead Director at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the company, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Lead Director will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Lead Director has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/investors/corporate-governance/.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/investors/corporate-governance/.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Chapman, Smith, Crowninshield, Rainey and Gearen served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2010 or had any other relationship with us requiring disclosure herein. None of our executive officers serves as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2010, the Reporting Persons timely filed all reports they were required to file under Section 16(a) except as follows:

Brian K. Hutchison filed one late Form 4 (Statement of Changes in Beneficial Ownership) reporting a single transaction that occurred on August 24, 2010.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Offices/Position
Brian K. Hutchison	51	Chairman and Chief Executive Officer
Robert P. Jordheim	47	Executive Vice President and Chief Financial Officer
Thomas F. Rose	60	Executive Vice President, Chief Operations Officer and Secretary
Roger W. Rose	51	President, RTI Donor Services, Executive Vice President and Chief Commercial Officer
Caroline A. Hartill	54	Executive Vice President and Chief Scientific Officer

Brian K. Hutchison was named chairman and chief executive officer for RTI Biologics in February 2008. He joined RTI in December 2001 as president and CEO and was elected chairman of the board of directors in December 2002. In his role at RTI, Hutchison oversees all aspects of the company and its affiliates. He serves on the board of directors for the United Way of North Central Florida. Hutchison spent the previous 12 years with Stryker Corporation, based in Kalamazoo, MI. He served most recently as vice president, worldwide product development and distribution. A native of Muskegon, MI, Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development from Harvard Business School in 1995.

Robert P. Jordheim joined RTI in June, 2010 as executive vice president and CFO, and oversees all aspects of finance for the company. Jordheim has 24 years of progressive corporate finance experience, including 17 years with Medtronic, Inc. Most recently, he served as vice president, finance and business development for Medtronic’s Spinal and Biologics business unit. Previously, he served as vice president, finance for Medtronic’s Surgical Technologies business unit. His tenure with Medtronic also included responsibilities in corporate development and international experience gained through a five-year assignment in Europe. Previous to his tenure at Medtronic, Jordheim served as manager of external reporting at The Fairchild Corporation and as an auditor for Deloitte & Touche LLP. Jordheim earned a bachelor’s degree in business administration from Southern Methodist University and a master’s degree in business administration from the University of Pittsburgh with a concentration in finance.

Thomas F. Rose was named executive vice president and chief operations officer in June, 2010. He also serves as corporate secretary to the board of directors. Rose joined the company as vice president and chief financial officer in May 2002 and served as executive vice president and chief financial officer since February 2008. Rose served the previous 10 years as vice president and chief financial officer at A.M. Todd Group, based in Kalamazoo, MI. Rose earned a bachelor’s degree in business administration from Western Michigan University in Kalamazoo. He has also completed numerous executive education courses at University of Michigan and Northwestern University focusing on strategy and organizational issues.

Roger W. Rose was named executive vice president and chief commercial officer in June, 2010. In February 2008, he was named president of RTI Donor Services, and, in August 2004, he was named executive vice president of RTI. Rose oversees all aspects of the organization’s not-for-profit affiliate, RTI Donor Services, marketing, and the distribution of donated tissue back into the community. He is committed to ensuring a meaningful connection between the donation and transplantation communities. Rose joined RTI as vice president of donor services in October 2002 and assumed additional responsibility for distribution and marketing in October 2003. Prior to this, Rose spent seven years at Stryker Corporation based in Kalamazoo, Mich., where he held leadership positions in sales and marketing in both the medical and orthopedic divisions. Rose earned a bachelor’s degree in business administration from Western Michigan University in Kalamazoo and completed numerous executive education courses at UCLA, University of Michigan and Harvard Business School, focusing on finance, leadership, medical marketing, negotiation and strategy.

Caroline A. Hartill was named executive vice president and chief scientific officer on June 21, 2010. She was named chief scientific officer in March 2007. She joined RTI in November 2001 and was named vice president of quality assurance and regulatory affairs in January 2003. In her role at RTI, Hartill oversees all scientific research, quality assurance, regulatory affairs and clinical studies. She has served as a board member for BioFlorida and is a member of the Advanced Medical Technology Association (AdvaMed). She also serves on the Accreditation Committee and the Strategic Planning Task Force of the American Association of Tissue Banks (AATB). For the previous 18 years, she worked in the areas of technology development and market approvals as a consultant working with many major and start-up biotechnology and medical device companies worldwide. Hartill earned a bachelor’s degree with honors in health sciences from Birmingham University Medical School in England, as well as a master’s degree in management from the University of Wolverhampton in England. Hartill has also earned master’s level credits in sterilization science from Manchester University.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted on July 21, 2010. As required by the Dodd-Frank Act, the company seeks a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 19 and the Executive Compensation section beginning on page 19. This proposal is also referred to as the say on pay vote.

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 19:

•

We tie pay to performance. A significant portion of executive pay is not guaranteed. We set clear financial goals for corporate performance and we review how executive pay aligns with company financial performance.

•	We mitigate undue risk, including utilizing clawback provisions, multiple performance targets, and robust Board of Directors and management processes to identify risk.

•	We provide only modest perquisites that have a sound benefit to the company’s business.

•	Our compensation committee benefits from its utilization of an independent compensation consulting firm.

•	We do not engage in certain compensation practices, including the following:

•	We do not have separate change in control agreements or excise tax gross-ups.

•	We do not have an executive retirement plan that provides extra benefits to the named executive officers and do not include the value of equity awards in pension calculations.

•	We do not reprice underwater stock options.

The Board of Directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our Board of Directors recommends a vote FOR the advisory vote on executive compensation.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

In addition to the advisory vote on executive compensation set forth in Proposal 2 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

After careful consideration, the Board of Directors has determined that a vote on executive compensation that occurs once every three years (a triennial vote) is the most appropriate alternative for the company, and therefore recommends that stockholders vote for a three-year interval for the stockholder advisory vote on executive compensation. In formulating its recommendation, the Board of Directors considered the need for executive compensation to be evaluated over the long-term and a sufficient timeframe for stockholders to thoughtfully analyze the company’s executive compensation program, and for the Board of Directors to consider and address stockholder feedback.

The Board of Directors believes that a well-structured compensation program should include plans that drive the creation of sustainable stockholder value over the long-term and do not simply focus on short-term gains. Our executive compensation program is designed to support long-term value creation and to align the interests of our executives with those of the stockholders. Accordingly, approximately 46% to 57% of our named executive officers’ total direct compensation was performance-based, of which 38% was paid in the form of equity incentive awards that are subject to a five-year vesting schedule to encourage our named executive officers to focus on long-term performance and retention. We believe that a triennial vote would allow our executive compensation program to be evaluated in relation to our long-term performance. Holding a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our executive compensation program can be evaluated.

The Board of Directors also believes that a triennial vote will provide the most effective time-frame for the company to thoughtfully consider stockholder input reflected by the advisory vote on executive compensation, obtain stockholders’ feedback on the company’s executive compensation program, and implement any appropriate changes to our program. A triennial vote is also sensitive to stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices.

We recognize the importance of receiving input from our stockholders on important issues, including executive compensation, and we regularly seek and are open to input from our stockholders regarding a variety of items. We believe that this outreach to stockholders, and our stockholders’ ability to contact us at any time to express their views on executive compensation, or other matters, holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation. If a stockholder has a concern about our executive compensation programs, the Board of Directors or our Compensation Committee, either individually or as a group, may be contacted at any time as noted under “Communications with the Board” above.

Prior to voting on this proposal, stockholders are encouraged to read the Compensation Discussion and Analysis beginning on page 19 and the Executive Compensation section beginning on page 19, which more thoroughly discuss the company’s compensation policies and programs.

While the Board of Directors recommends that stockholders vote to hold the say on pay vote every three years, the voting options are to hold the say on pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

A plurality of the affirmative votes cast will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the company. The Board of Directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote.

Board Recommendation

Our Board of Directors recommends a vote for holding the say on pay vote EVERY THREE YEARS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Over the past three years, the primary objective of our executive compensation program has been to align executive pay with company performance and long-term shareholder value creation. In order to ensure that our pay programs remain aligned with competitive market and emerging practices, the Compensation Committee engaged an independent consultant to conduct a thorough evaluation of the program during 2010. The analysis and ensuing discussions led to the following Compensation Committee actions with respect to 2011 executive compensation:

•	no increases to base salaries;

•	no increases to target short-term incentive opportunities;

•	modifications to the short-term incentive plan design to further tighten the linkage between pay and performance (including measures, weights, goal-setting, and payout restrictions);

•	modifications to the equity grant mix to further accomplish performance and retention objectives while providing enhanced executive stock ownership opportunities; and

•	adoption of a clawback policy.

The remainder of this CD&A provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation.

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently consisting of Messrs. Chapman, Smith, Crowninshield, Rainey and Gearen, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted a written charter for the Compensation Committee on March 5, 2004, a copy of which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Our primary corporate objective is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options and restricted stock agreements.

The Compensation Committee oversees our executive compensation programs. Our compensation programs include programs that are designed specifically for (1) our executive officers named in the Summary Compensation Table and other officers of the company; and (2) a broad-base of Company employees. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other company officers and employees.

The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. Members of the Compensation Committee are eligible for awards under our 2010 Plan, 2004 Plan and TMI Plans. No Compensation Committee member participates in any of the company’s other employee compensation programs. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the company.

The responsibilities of the Compensation Committee include the following:

•	reviewing and approving the company’s general compensation strategy and objectives;

•

reviewing and approving the company’s goals and objectives relevant to the executive officers compensation annually, evaluating the executive officers’ performance in light of such goals and objectives, and determining the executive officers’ compensation level based on this evaluation and other relevant information;

•

reviewing and approving annually the individual elements of total compensation for the executive officers, including annual salary, annual bonus and long-term incentive compensation, and reporting such determinations to the Board of Directors, as required;

•

reviewing and discussing with management the disclosures made in the Compensation Discussion and Analysis prior to the filing of the company’s Annual Report on Form 10-K and proxy statement for the annual meeting of stockholders, and recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Form 10-K and proxy statement;

•

making recommendations to the Board of Directors regarding employment agreements, severance agreements, change in control provisions and agreements and any special supplemental benefits applicable to the company’s executive officers;

•

assuring that the company’s incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the company’s compensation strategy in regards to participation, target awards, corporate financial goals and actual awards paid to executive officers;

•	approving and/or recommending to the Board of Directors new incentive compensation plans and equity-based compensation plans, and submitting for stockholder approval where appropriate;

•	reviewing the levels of stock ownership by the executive officers of the company; and

•	reviewing the company’s employee benefit programs and recommending for approval all changes that may be subject to the approval of the stockholders or the Board of Directors.

Compensation Consultant

The Compensation Committee periodically retains an independent compensation consultant to assist with the annual review of executive compensation levels. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, and also provides guidance on industry best practices. In 2010, the Compensation Committee retained an independent compensation consultant to provide that service for 2011 compensation levels. The Compensation Committee did not retain a compensation consultant during 2009.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer & Partners, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” The 2010 peer group consisted of the following fifteen publicly-traded medical device related companies which had executives in positions that were of similar scope to RTI Biologics’ executives: Wright Medical Technologies, Inc., Symmetry Medical, Inc., Medical Action Industries, Inc., EV3, Inc., Angiodynamics, Inc., Exactech, Inc., Osteotech, Inc., Nuvasive, Inc., Aspect Medical Systems, Inc., CryoLife, Inc., Alphatec Holdings, Inc., Kensey Nash Corporation, Lifecore Biomedical, Inc., Synovis Life Technologies, Inc., and Orthovita, Inc.

The compensation benchmarking data provides information to compare the compensation levels of executives but is not the main indicator of compensation. In general, the committee measures the executive’s compensation against the median of the compensation benchmarking data.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	drive and reward performance which supports the company’s core values of integrity, leadership and performance;

•	provide a significant percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executive officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

(i) Compensation should be related to performance

The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also to the performance of the executive officer’s function and to Company performance measured against both financial and non-financial goals and objectives. We also place emphasis on our relative performance to companies in our peer group as a means to ensure that we deliver stockholder value.

During periods when performance meets or exceeds the established objectives, executive officers should be paid at or more than expected levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii) Incentive compensation should represent a large portion of executive officers, total officers’ compensation

The Company intends to minimize the amount of fixed compensation paid to executive officers in order to minimize costs when Company performance is not optimal. The larger portion of compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executive officers have the incentive of increasing Company profitability and stockholder return in order to earn the major portion of their compensation package.

(iii) Compensation levels should be competitive

The Compensation Committee reviews the compensation benchmarking data to ensure that the compensation program is competitive. We believe that a competitive compensation program will enhance our ability to attract and retain executive officers.

(iv) Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers are regularly provided both short and long-term incentives.

We provide executive officers and many employees with various means of becoming stockholders of the company. These opportunities include stock option grants and restricted stock awards.

The Compensation Committee believes that the mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Stock options and restricted stock awards create a focus on share price appreciation. Finally, stock options and restricted stock awards serve as a retention tool to ensure that recipients remain at the company.

Financial Metrics Used in Compensation Programs

Several financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee based its compensation decisions on the company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining bonuses and to award no bonuses even if performance criteria are met. These metrics are defined here and their use in annual and long-term incentive programs is described below.

(i) Net Income

We use Net Income as a metric in the bonus plan for executive officers in order to measure growth and reflect how well we deliver value to our shareholders from our business operations. Net income is a GAAP measure.

(ii) Operating Cash Flow

Operating cash flow is a GAAP measure and an indication of liquidity. We believe that Operating Cash Flow is useful because it is a consistent measure of the underlying results of our business. Furthermore, management uses it internally as a measure of the performance of our operations.

(iii) Increase in Revenue

Revenue growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve. Increases in revenue are directly related to creation of shareholder value at the company.

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, each compensation element of an executive officer. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels.

In addition, each year, the Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation and a review of the compensation benchmarking data, the Compensation Committee makes its own assessments and approves compensation for each executive officer.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for executive officers should consist of the following:

•	base salaries;

•	annual incentive plan;

•	long-term incentive compensation; and

•	retirement, and health and welfare benefits.

Base Salaries

Executive officer’s base salaries are targeted at median levels of the compensation benchmarking data. Base salaries are determined by evaluating an executive officer’s level of responsibility and experience and the company’s performance.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the compensation benchmarking data. Individual performance is evaluated by reviewing the executive officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities.

In setting the base salary of the executive officers for 2010, the Compensation Committee reviewed the compensation of comparable executive officers from the compensation benchmarking data. The Compensation Committee also considered the company’s continuing achievement of its short- and long-term goals to:

•	achieve specific net income, operating cash flow and revenue goals;

•	communicate strategy and financial results effectively; and

•	develop leadership capabilities.

The Compensation Committee reviews the compensation benchmarking data annually for general economic conditions and marketplace compensation trends. The Compensation Committee usually adjusts base salaries for executive officers when:

•	the current compensation demonstrates a significant deviation from the market data;

•	recognizing outstanding individual performance; or

•	recognizing an increase in responsibility.

In first quarter 2010, four of our named executive officer’s base salaries were increased as follows, Brian K. Hutchison, Chairman and Chief Executive Officer, Thomas F. Rose, Executive Vice President, Chief Operations

Officer and Secretary, and Roger W. Rose, President, RTI Donor Services, Executive Vice President and Chief Commercial Officer, (14%), respectively, and Caroline A. Hartill, Executive Vice President and Chief Scientific Officer, (24%). Robert P. Jordheim, Executive Vice President and Chief Financial Officer, did not join the Company until June of 2010. These salary increases were awarded by the Compensation Committee based on the following factors, among others: increased responsibilities after the completion of the Tutogen Medical Inc. merger integration, formation of an executive committee to provide overall leadership to the company and to bring our executive officers’ base salaries closer to the 50th percentile of our peer group.

The salaries paid to the executive officers during 2010 are shown in the Summary Compensation Table.

Annual Bonus Plan

The Annual Bonus Plan provides executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee approves the design of the annual incentive component of our compensation program to ensure alignment of executive officer pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in February or March of each year for the prior year’s performance.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each executive officer. These target percentages are based on competitive practices for each comparable position in the compensation benchmarking data. The incentive target percentage represents the executive officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

The Annual Bonus Plan establishes a set of financial metrics for each executive officer that will be used in the determination of that officer’s bonus. These metrics are selected to drive annual performance.

The 2010 targets and bonus criteria for each of our executive officers were as follows:

Name	Office	Bonus Target	Bonus Criteria
Brian K. Hutchison	Chairman and Chief Executive Officer	62%	Revenue 25%, Net Income 25% and Operating Cash Flow 50%

Robert P. Jordheim	Executive Vice President and Chief Financial Officer	50%	Revenue 25%, Net Income 25% and Operating Cash Flow 50%

Thomas F. Rose	Executive Vice President, Chief Operations Officer and Secretary	50%	Revenue 25%, Net Income 25% and Operating Cash Flow 50%

Roger W. Rose	President, RTI Donor Services, Executive Vice President and Chief Commercial Officer	50%	Revenue 25%, Net Income 25% and Operating Cash Flow 50%

Caroline A. Hartill	Executive Vice President and Chief Scientific Officer	50%	Revenue 25%, Net Income 25% and Operating Cash Flow 50%

The amounts of the bonuses are based upon a comparison of actual performance to performance goals approved by the Board of Directors. The Board sets performance goals that it believes are achievable, but that represent significant improvements over prior year’s performance. Our performance goals for 2010 were $11.7 million of Net Income, $22.8 million of Operating Cash Flow and $185.0 million of Revenue. Our actual performance for 2010 was $5.3 million of Net Income (excluding a non-cash goodwill impairment charge), $29.4 million of Operating Cash Flow and $166.2 million of Revenue.

Bonuses for 2010 were approved as follows: Mr. Hutchison ($158,637), Mr. Jordheim ($40,391) pro-rata from start date, Mr. T. Rose ($76,210), Mr. R. Rose ($76,210), and Ms. Hartill ($76,210). These bonuses were awarded by the Compensation Committee based on achieving certain of the company’s financial targets. The Compensation Committee exercised discretion for certain one-time events which reduced the actual bonuses earned on 2010 performance targets. The Board of Directors approved the reduced bonuses which were paid in March 2011.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total direct compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that are consistent with the compensation benchmarking data and based on each executive officer’s individual performance. Currently, we provide executive officers with stock options and restricted stock awards.

The amounts granted to executive officers vary each year and are based on each individual executive officer’s performance, as well as the executive officer’s total compensation package.

The Company has not made restricted stock awards for several years and has only utilized stock options as long-term incentive compensation. Each year the company budgets a certain level of stock option expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are awarded options as part of the overall allocation of stock options to all managerial employees of the company. The compensation benchmarking data is looked at as a point of reference as to whether or not officers are getting stock awards commensurate with responsibilities similar to officers in the peer companies. The Compensation Committee approves the total stock options and restricted stock awards that will be made available to executive officers as well as the size of individual grants for each executive officer.

The Compensation Committee approved long-term incentive awards to executive officers in 2010 consisting of stock options.

The long-term incentive information related to the executive officers during 2010 is included in the Summary Compensation Table under the column Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide executive officers with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. Stock options generally are subject to stock option agreements under which one-fifth of the options vests and become exercisable on each anniversary of the original award date.

A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest” thus, providing an incentive for an option holder to remain employed by the company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to increase the market price of our stock.

The exercise prices of the stock options granted to the executive officers during 2010 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted annually at the first Board of Directors meeting of the year, at the same time as grants to the general eligible employee population, after final determination of our previous year operating results. Our practice is that the exercise price for each stock option is the market value on the date of grant. Under our option plans, the Option Price shall not be less than the Fair Market Value of the shares on the date of grant.

There is a limited term in which the executive officers can exercise stock options, known as the option term. The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if an executive officer’s age plus years of service with us is greater than or equal to 65 years. In this instance, all unvested options will vest as of the retirement date, and the executive officer will have three or five years to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise window may not exceed the original option term.

Additionally, death or disability while employed with the company will cause all stock options to vest automatically and become exercisable per the terms outlined in the stock option award agreement.

Restricted Stock Awards

Restricted stock awards (“RSAs”) are intended to retain key employees, including the executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

RSAs generally are awarded periodically and determined by the Compensation Committee. RSAs are shares of our Common Stock that are awarded with the restriction that the executive officer remains with us until the date of vesting. RSAs generally vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our executive officers. Executive officers are allowed to vote RSAs as a stockholder based on the number of shares held free of restriction.

Any unvested RSAs generally are forfeited if the executive officer terminates employment with the company or if the executive officer fails to meet the continuing employment restriction outlined in the RSA agreement. In the event of death or disability, any unvested RSAs are immediately vested.

No RSAs were awarded during 2010.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to each of the executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the company’s stockholders. We may from time to time pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the company, the accounting rules pursuant to FASB ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life insurance and disability programs offer benefit amounts specific to executive officers.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The program includes RTI Biologics, Inc. Retirement Plan, which is a 401(k) plan. All U.S. employees, including executive officers, are generally eligible for the 401(k) Plan.

We adopted the 401(k) Plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute up to 100% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and commissions from the company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 employee contribution for the first 6% of the employee’s salary. Employee’s contributions vest immediately and the employer’s contributions vest after the employee has three years of service with the company. The 401(k) Plan provides for over nineteen different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan does not provide our employees the option to invest directly in the company’s stock. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions and age 59.5 distributions. The 401(k) Plan benefits are payable pursuant to the participant’s election.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•

Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $500,000 for executive officers. In addition, we also pay 100% of the premium for a $50,000 term life insurance policy for the executive officer, and all officers and employees of the company

•

Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for executive officers. The short-term disability program provides income replacement at 60% of base pay level for up to eleven weeks or recovery. The program then pays 60% of the base pay level beginning on week twelve up to age 65.

•	Executive Physical Program: At our expense each executive officer is allowed to have a complete and professional personal physical exam on an annual basis.

Severance Plan

The Company did not have a severance plan for executive officers during 2010.

Employment Agreements

We entered into an employment agreement with Mr. Hutchison effective December 1, 2001. The agreement provided for an annual base salary of $350,000 for the first two years, after which his salary has been reviewed annually by our Board of Directors. Mr. Hutchison’s base salary for 2010 was $497,651. The agreement had an initial term ending on November 30, 2004, and has been renewed for successive one-year periods. Mr. Hutchison is also eligible to receive an annual bonus in an amount to be determined by our Board of Directors provided we achieve certain specified goals. When he entered into the employment agreement with us, Mr. Hutchison received a sign-on bonus and related tax gross-up totaling $61,400, temporary housing and moving expenses and an option to purchase 500,000 shares of our common stock. In April 2010, February 2009, January 2008, March 2007, March 2006, June 2005, April 2004, April 2003 and May 2002, Mr. Hutchison received additional options to purchase 100,000, 100,000, 35,000, 30,000, 40,000, 100,000, 40,000, 20,000 and 600,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary of the original award date.

Our agreement with Mr. Hutchison provides for us to pay for a $1.0 million life insurance policy payable to a beneficiary of Mr. Hutchison’s choosing. Mr. Hutchison is also eligible to receive standard employee benefits and matching contributions to our 401(k) plan of up to 6% of his salary up to the maximum excludable dollar amount permitted by the Internal Revenue Code. If we terminate Mr. Hutchison without “cause,” he will be entitled to severance pay equal to his salary and benefits for one year from the date of termination. In the event of termination for “cause,” Mr. Hutchison will not be entitled to severance pay. In the case of voluntary termination or termination for “cause”, Mr. Hutchison will be precluded from competing with us for two years following termination. In the event of termination without “cause”, Mr. Hutchison will be precluded from competing with us for one year.

We entered into an employment agreement with Mr. Thomas Rose effective May 1, 2002. The agreement provided for an annual base salary of $180,000 for the first two years, after which his salary has been reviewed annually. Mr. Thomas Rose’s base salary for 2010 was $296,404. The agreement had an initial term ending on April 30, 2004, and has been renewed for successive one-year periods. Mr. Thomas Rose is also eligible to receive a bonus at any time during the year, or after the close of the year. When he entered into the agreement, Mr. Thomas Rose also received an option to purchase 200,000 shares of our common stock. In April 2010, February 2009, January 2008, March 2007, March 2006, June 2005, April 2004 and April 2002, Mr. Thomas Rose received additional options to purchase 80,000, 60,000, 30,000, 30,000, 20,000, 50,000, 20,000, and 20,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary date of the original award date. If we terminate Mr. Thomas Rose without “cause,” he will be entitled to severance pay equal to his salary and benefits for one year from the date of termination. In the event of termination for “cause,” Mr. Thomas Rose will not be entitled to severance pay. In the case of voluntary termination or termination for “cause”, Mr. Thomas Rose will be precluded from competing with us for two years following termination. In the event of termination without “cause”, Mr. Thomas Rose will be precluded from competing with us for one year.

We entered into an employment agreement with Mr. Roger Rose effective October 4, 2002. The agreement provided for an annual base salary of $175,000 for the first year, after which his salary has been reviewed annually. Mr. Roger Rose’s base salary for 2010 was $296,404. The agreement had an initial term ending on October 20, 2005, and has been renewed for successive one-year periods. Mr. Roger Rose is also eligible to receive a bonus during the first calendar quarter of each year of the agreement. When he entered into the agreement, Mr. Roger Rose also received an option to purchase 100,000 shares of our common stock and a signing bonus of $40,000. In April 2010, February 2009, January 2008, March 2007, March 2006, June 2005, August 2004, April 2004 and April 2003, Mr. Roger Rose received additional options to purchase 80,000, 60,000, 30,000, 30,000, 20,000, 50,000, 20,000, 20,000, and 20,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary date of the original award date. If we terminate Mr. Roger Rose without “cause,” he will be entitled to severance pay equal to his salary and benefits for one year from the date of termination. In the event of termination for “cause,” Mr. Roger Rose will not be entitled to severance pay. In the case of voluntary termination or termination for “cause”, Mr. Roger Rose will be precluded from competing with us for two years following termination. In the event of termination without “cause”, Mr. Roger Rose will be precluded from competing with us for one year.

Change in Control Agreements

The Company does not have a Change in Control Agreement in place for executive officers.

Indemnification Agreements

The Company does not have indemnification agreements with executive officers.

Restricted Stock Awards

Upon vesting of a restricted stock award and after the payment of the taxes due as a result of vesting, the executive officer is allowed to sell his vested shares. We do not currently have any post vesting holding period on restricted stock awards.

Exercise of Stock Options

Upon exercise of a stock option and after netting down the shares to pay the taxes due as a result of exercise, the executive officer is allowed to sell his vested stock options. We do not currently have any post exercise holding period on shares acquired upon exercise of stock options.

Claw Backs

In 2011, the Board adopted a claw back policy. The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any Award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission and (2) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely to have a material adverse effect on the Company.

The Compensation committee conducted a risk assessment of the Company’s compensation policies and practices during the fiscal year 2010. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our practice of looking beyond results-oriented performance and assessing the contributions of a particular executive; and

•	the ability of the Compensation Committee to reduce incentive payouts if deemed appropriate.

2011 Executive Compensation Actions

In order to ensure that our pay programs remain aligned with competitive market and emerging practices, the Compensation Committee engaged an independent consultant to conduct a thorough evaluation of the program during 2010. The analysis and ensuing discussions led to the following Compensation Committee actions with respect to 2011 executive compensation:

•	no increases to base salaries;

•	no increases to target short-term incentive opportunities;

•	modifications to the short-term incentive plan design to further tighten the linkage between pay and performance (including measures, weights, goal-setting, and payout restrictions);

•	modifications to the equity grant mix to further accomplish performance and retention objectives while providing enhanced executive stock ownership opportunities;

•	bonus payments over certain target amounts will be paid in restricted stock instead of cash; and

•	adoption of a clawback policy.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer and each of the other three most highly compensated executive officers who were serving as executive officers at December 31, 2010 for the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (14)	Option Awards ($) (15)	Non-Equity Incentive Plan Compensation ($) (16)	All Other Compensation ($)		Total ($)
Brian K. Hutchison	2010	497,651	—	276,940	158,637	19,989	(1)	953,217
Chairman, and	2009	465,216	—	182,300	95,779	17,535	(2)	760,830
Chief Executive Officer	2008	436,962	20,000	158,333	24,278	20,701	(3)	660,274

Robert P. Jordheim	2010	158,365	—	412,180	40,391	188,736	(4)	799,672
Executive Vice President,	2009	—	—	—	—	—		—
Chief Financial Officer	2008	—	—	—	—	—		—

Thomas F. Rose	2010	296,404	—	221,552	76,210	19,542	(5)	613,707
Executive Vice President,	2009	276,959	—	109,380	45,977	19,508	(6)	451,824
Chief Operations Officer and	2008	260,096	20,000	135,714	11,654	18,554	(7)	446,018
Secretary

Roger W. Rose	2010	296,404	—	221,552	76,210	21,093	(8)	615,260
President, RTI Donor Services	2009	277,039	—	109,380	45,977	18,624	(9)	451,020
Executive Vice President	2008	260,096	20,000	135,714	11,654	20,495	(10)	447,959
Chief Commercial Officer

Caroline A. Hartill	2010	291,461	—	221,552	76,210	16,418	(11)	605,641
Executive Vice President	2009	254,546	—	109,380	38,915	16,450	(12)	419,291
Chief Scientific Officer	2008	239,288	20,000	135,714	9,864	15,841	(13)	420,707

(1)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,413 for health and dental insurance and payment of $1,876 for term life insurance.

(2)	Includes matching contributions under our 401(k) Plan of $12,280, payment of $3,379 for health and dental insurance and payment of $1,876 for term life insurance.

(3)	Includes matching contributions under our 401(k) Plan of $15,500, payment of $3,325 for health and dental insurance and payment of $1,876 for term life insurance.

(4)	Includes payment of $2,792 for health and dental insurance, payment of $793 for term life insurance, payment of $96,064 for relocation and payment of $89,087 for sign-on bonus.

(5)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,190 for health and dental insurance, payment of $1,652 for term life insurance.

(6)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,156 for health and dental insurance, payment of $1,652 for term life insurance.

(7)	Includes matching contributions under our 401(k) Plan of $13,800, payment of $3,102 for health and dental insurance, payment of $1,652 for term life insurance.

(8)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $5,299 for health and dental insurance and payment of $1,094 for term life insurance.

(9)	Includes matching contributions under our 401(k) Plan of $12,297, payment of $5,233 for health and dental insurance and payment of $1,094 for term life insurance.

(10)	Includes matching contributions under our 401(k) Plan of $14,212, payment of $5,189 for health and dental insurance and payment of $1,094 for term life insurance.

(11)	Includes matching contributions under our 401(k) Plan of $12,250, payment of $3,189 for health and dental insurance and payment of $979 for term life insurance.

(12)	Includes matching contributions under our 401(k) Plan of $12,315, payment of $3,156 for health and dental insurance and payment of $979 for term life insurance.

(13)	Includes matching contributions under our 401(k) Plan of $13,946, payment of $916 for health and dental insurance and payment of $979 for term life insurance.

(14)	Reflects discretionary bonus earned for 2008 performance.

(15)	Reflects the stock option fair value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The 2008 stock option award amounts were restated from previous proxy disclosures to reflect changes in the SEC rules. The assumptions underlying the valuation of stock options are set forth in footnote 4 to our consolidated financial statements for the year ended December 31, 2010.

(16)	Reflects bonuses earned under the Annual Bonus Plan.

GRANTS OF PLAN-BASED AWARDS

This table discloses the actual numbers of stock options granted during 2010 and the grant date fair value of these awards. It also captures potential future payouts under the company’s non-equity incentive plans.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Brian K. Hutchison	4/20/2010	—	317,440	317,440	100,000	(2)	4.30	276,940
Robert P. Jordheim	6/21/2010	—	152,500	152,500	200,000	(3)	3.20	412,180
Thomas F. Rose	4/20/2010	—	152,500	152,500	80,000	(2)	4.30	221,552
Roger W. Rose	4/20/2010	—	152,500	152,500	80,000	(2)	4.30	221,552
Caroline A. Hartill	4/20/2010	—	152,500	152,500	80,000	(2)	4.30	221,552

(1)	These amounts represent the threshold, target, and maximum bonuses payable to each executive under the company’s 2010 Bonus Plan.

(2)	Such options were granted on April 20, 2010 pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from April 20, 2011 through April 20, 2015.

(3)	Such options were granted on June 21, 2010 (the date of employment) pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from June 21, 2011 through June 21, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian K. Hutchison (1)	20,000	80,000	2.98	2/10/2019	—	—	—	—
	—	100,000	4.30	4/20/2020	—	—	—	—
	499,995	—	4.80	5/29/2012	—	—	—	—
	92,253	—	6.18	6/27/2015	—	—	—	—
	18,000	12,000	7.25	3/2/2017	—	—	—	—
	26,506	8,000	7.28	3/7/2016	—	—	—	—
	14,000	21,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	40,000	—	10.04	4/26/2014	—	—	—	—
	500,000	—	10.13	12/3/2011	—	—	—	—

Robert P. Jordheim (2)	—	200,000	3.20	6/21/2020	—	—	—	—

Thomas F. Rose (3)	12,000	48,000	2.98	2/10/2019	—	—	—	—
	—	80,000	4.30	4/20/2020	—	—	—	—
	200,000	—	4.80	5/29/2012	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	18,000	12,000	7.25	3/2/2017	—	—	—	—
	16,000	4,000	7.28	3/7/2016	—	—	—	—
	12,000	18,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—

Roger W. Rose (4)	12,000	48,000	2.98	2/10/2019	—	—	—	—
	—	80,000	4.30	4/20/2020	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	18,000	12,000	7.25	3/2/2017	—	—	—	—
	16,000	4,000	7.28	3/7/2016	—	—	—	—
	12,000	18,000	7.45	1/28/2018	—	—	—	—
	100,000	—	8.70	10/21/2012	—	—	—	—
	20,000	—	9.18	8/9/2014	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Caroline A. Hartill (5)	12,000	48,000	2.98	2/10/2019	—	—	—	—
	—	80,000	4.30	4/20/2020	—	—	—	—
	40,000	—	4.80	5/29/2012	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	18,000	12,000	7.25	3/2/2017	—	—	—	—
	16,000	4,000	7.28	3/7/2016	—	—	—	—
	12,000	18,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—
	40,000	—	10.07	11/12/2011	—	—	—	—

(1)	Mr. Hutchison holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

100,000 stock options granted on April 20, 2010. 20,000 stock options will vest on each of April 20, 2011, 2012, 2013, 2014 and 2015.

100,000 stock options granted on February 10, 2009. 20,000 stock options vested on February 10, 2010 and 2011. 20,000 stock options will vest on each of February 10, 2012, 2013 and 2014.

500,000 stock options granted on May 29, 2002. 100,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

100,000 stock options granted on June 27, 2005. 20,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008, 2009, 2010 and 2011. 6,000 stock options will vest on each of March 2, 2012.

40,000 stock options granted on March 7, 2006. 8,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

35,000 stock options granted on January 28, 2008. 7,000 stock options vested on each of January 28, 2009, 2010 and 2011. 7,000 stock options will vest on each of January 28, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

40,000 stock options granted on April 26, 2004. 8,000 stock options vested on April 26, 2005, 2006, 2007, 2008 and 2009.

500,000 stock options granted on December 3, 2001. 100,000 stock options vested on each of December 3, 2002, 2003, 2004, 2005 and 2006.

10,000 restricted stock awards granted March 2, 2006. 3,334 restricted stock awards vested on March 7, 2007. 3,333 restricted stock awards vested on March 7, 2008 and 2009.

(2)	Mr. Jordheim holds the following stock options which vest 20% per year over a five-year period from the date of grant:

200,000 stock options granted on June 21, 2010. 40,000 stock options will vest on each of June 21, 2011, 2012, 2013, 2014 and 2015.

(3)	Mr. Thomas Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

80,000 stock options granted on April 20, 2010. 16,000 stock options will vest on each of April 20, 2011, 2012, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on February 10, 2010 and 2011. 12,000 stock options will vest on each of February10, 2012, 2013 and 2014.

200,000 stock options granted on May 29, 2002. 40,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008, 2009, 2010 and 2011. 6,000 stock options will vest on each of March 2, 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010 and 2011. 6,000 stock options will vest on each of January 28, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

(4)	Mr. Roger Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

80,000 stock options granted on April 20, 2010. 16,000 stock options will vest on each of April 20, 2011, 2012, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on February 10, 2010 and 2011. 12,000 stock options will vest on each of February10, 2012, 2013 and 2014.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008, 2009, 2010 and 2011. 6,000 stock options will vest on each of March 2, 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010 and 2011. 6,000 stock options will vest on each of January 28, 2012 and 2013.

100,000 stock options granted on October 21, 2002. 20,000 stock options vested on each of October 21, 2003, 2004, 2005, 2006 and 2007.

20,000 stock options granted on August 9, 2004. 4,000 stock options vested on each of August 9, 2005, 2006, 2007, 2008 and 2009.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

(5)	Ms. Hartill holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

80,000 stock options granted on April 20, 2010. 16,000 stock options will vest on each of April 20, 2011, 2012, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on February 10, 2010 and 2011. 12,000 stock options will vest on each of February10, 2012, 2013 and 2014.

40,000 stock options granted on May 29, 2002. 8,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008, 2009, 2010 and 2011. 6,000 stock options will vest on each of March 2, 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010 and 2011. 6,000 stock options will vest on each of January 28, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

40,000 stock options granted on November 12, 2001. 8,000 stock options vested on each of November 12, 2002, 2003, 2004, 2005 and 2006.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

OPTION EXERCISES AND STOCK VESTED

No options were exercised by the named executive officers during fiscal 2010 and there were no restricted stock awards that vested during fiscal 2010.

Summary of Plans

The following section provides information on Company-sponsored plans noted in the Compensation Discussion and Analysis or in the executive compensation tables in which the Named Executive Officers participate.

2010 Equity Incentive Plan—On April 20, 2010, the Company’s stockholders approved and adopted the 2010 Equity Incentive Plan, (the “2010 Plan”). The 2010 Plan provides for the grant of incentive and nonqualified stock options and restricted stock to key employees, including officers and directors of the Company, and consultants and advisors. The option price per share may not be less than 100% of the fair market value of such shares on the date granted. The 2010 Plan allows for up to 5,000,000 shares of common stock to be issued with respect to awards granted. Awards or shares which are forfeited, surrendered or otherwise terminated are available for further awards; provided, however, that any such shares that are surrendered in connection with any award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Internal Revenue Service (“IRS”) Code Section 422.

1998 Stock Option Plan and 2004 Equity Incentive Plan—The Company adopted equity incentive plans in 1998 (the “1998 Plan”) and 2004 (the “2004 Plan”), which provide for the grant of incentive and nonqualified stock options and restricted stock to key employees, including officers and directors of the Company, and consultants and advisors. The option price per share may not be less than 100% of the fair market value of such shares on the date granted. The 1998 and 2004 Plans allow for up to 4,406,400 and 2,000,000 shares, respectively, of common stock to be issued with respect to awards granted. Under the 2004 Plan, awards or shares which are forfeited, surrendered or otherwise terminated are available for further awards; provided, however, that any such shares that are surrendered in connection with any award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under IRS Code Section 422. New stock options may no longer be awarded under the 1998 Plan.

TMI 1996 Stock Option Plan and TMI 2006 Incentive and Non-Statutory Stock Option Plan—In connection with the merger with TMI, the Company assumed the TMI 1996 Stock Option Plan and the TMI 2006 Incentive and Non-Statutory Stock Option Plan (“TMI Plans”). The TMI Plans allow for 4,880,000 and 1,830,000 shares of common stock, respectively, which may be issued with respect to stock options granted to former TMI employees or employees of the Company hired subsequent to the TMI acquisition. New stock options may no longer be awarded under the TMI 1996 Stock Option Plan.

DIRECTOR COMPENSATION

Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of our Board of Directors. Our non-employee directors are eligible to receive an annual retainer of $25,000, to be paid in quarterly installments. In addition, our non-employee directors are eligible to receive an attendance fee of $5,000 per meeting, $500 for teleconference meetings and $2,000 per committee meeting or $1,000 per committee meeting if the committee meeting occurs on the same day as a Board of Directors meeting and reimbursement for their expenses incurred relating to their attendance at meetings of the Board of Directors and committees thereof. The Chairman of our Audit Committee receives additional annual compensation of $15,000 and the Chairman of our Compensation Committee receives additional annual compensation of $10,000. Effective 2010 the Lead Director receives additional annual compensation of $15,000.

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive awards under our 2010 Plan, 2004 Plan and TMI Plans. On April 20, 2010, each of our non-employee directors; Philip R. Chapman, Peter F. Gearen, Michael J. Odrich, Gregory P. Rainey, Julianne M. Bowler, Udo Henseler, Adrian J. R. Smith, and Roy D. Crowninshield received a grant of 25,000 options at an exercise price of $4.30 per share to purchase shares of our common stock. On July 20, 2010, our non-employee director, Dean H. Bergy received a grant of 25,000 options at an exercise price of $2.81 per share to purchase shares of our common stock. These options were subject to a stock option agreement under which full vesting of the option occurs on the one year anniversary date of the grant.

The following table discloses the cash fees and option awards and total compensation earned, paid or awarded, as the case may be, to each of the company’s directors during 2010. Columns disclosing compensation under the headings “Stock Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Philip R. Chapman	71,750	64,335	(3)	136,085
Peter F. Gearen	73,750	64,335	(3)	138,085
Michael J. Odrich	47,500	64,335	(3)	111,835
David J. Simpson	28,333	—	(4)	28,333
Gregory P. Rainey	58,500	64,335	(3)	122,835
Julianne M. Bowler	59,500	64,335	(3)	123,835
Udo Henseler	58,500	64,335	(3)	122,835
Adrian J. R. Smith	55,500	64,335	(3)	119,835
Roy D. Crowninshield	58,500	64,335	(3)	122,835
Dean H. Bergy	38,500	42,043	(5)	80,543

(1)	Includes 2010 annual cash retainer and fees for serving on our Board and committees of our Board.

(2)	Reflects the stock option fair value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of stock options are included in footnote 4 to our consolidated financial statements for the year ended December 31, 2010.

(3)	Includes 25,000 options granted in 2010 to purchase shares of our common stock with a per share grant date fair value of $2.57.

(4)	Mr. Simpson’s term on our Board ended on April 20, 2010.

(5)	Includes 25,000 options granted in 2010 to purchase shares of our common stock with a per share grant date fair value of $1.68.

2011 Director Compensation Actions

In order to ensure that our director compensation programs remain aligned with competitive market and emerging practices, the Compensation Committee engaged an independent consultant to conduct a thorough evaluation of the program during 2010. The overall recommendation was to split total director compensation to 50 percent cash and 50 percent equity which was recommended by the Compensation Committee and approved by the Board of Directors. The analysis and ensuing discussions led to the following Compensation Committee actions with respect to 2011 director compensation:

•	eliminated Board meeting fees and replaced with an increased retainer;

•	eliminated Committee meeting fees and replaced with Chair and Member retainers;

•	established annual equity grant value representing 50 percent of total annual compensation;

•	equity grant utilized restricted stock instead of stock options; and

•	increased the Lead Director retainer to better align with market averages.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Philip R. Chapman (Chairman)

Peter F. Gearen

Gregory P. Rainey

Adrian J. R. Smith

Roy D. Crowninshield

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 29, 2011 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Biologics, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison (2)	1,466,395	2.5
Robert P. Jordheim (3)	25,000	*
Thomas F. Rose (4)	435,700	*
Roger W. Rose (5)	367,000	*
Caroline A. Hartill (6)	298,000	*
Philip R. Chapman (7)	189,950	*
Dean H. Bergy (8)	26,587	*
Peter F. Gearen (9)	157,987	*
Michael J. Odrich (10)	43,587	*
Gregory P. Rainey (11)	108,587	*
Julianne M. Bowler (12)	108,079	*
Udo Henseler (13)	103,727	*
Adrian J. R. Smith (14)	93,477	*
Roy D. Crowninshield (15)	157,227	*

Fidelity Management & Research Co. (16)	8,221,014	14.9
82 Devonshire Street
Boston, Massachusetts 02109

Gagnon Securities LLC (17)	4,307,423	7.8
1370 Avenue of the Americas, Suite 2400
New York, NY 10019

Kopp Investment Advisors LLC (18)	3,102,304	5.6
7701 France Avenue South, Suite 500
Edina, Minnesota 55435

BlackRock Institutional Trust Company, N.A. (19)	3,232,014	5.9
400 Howard Street
San Francisco, California 94105

All executive officers and directors, including those named as a group (14 persons) (20)	3,581,303	6.2

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after March 29, 2011 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

(2)	Includes currently-exercisable options to purchase 1,291,754 shares of our common stock and 25,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(3)	Includes 20,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(4)	Includes currently-exercisable options to purchase 392,000 shares of our common stock and 20,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(5)	Includes currently-exercisable options to purchase 312,000 shares of our common stock and 20,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(6)	Includes currently-exercisable options to purchase 272,000 shares of our common stock and 20,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(7)	Includes currently-exercisable options to purchase 125,000 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(8)	Includes 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(9)	Includes currently-exercisable options to purchase 125,000 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(10)	Includes 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(11)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(12)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(13)	Includes currently-exercisable options to purchase 69,640 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(14)	Includes currently-exercisable options to purchase 72,690 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(15)	Includes currently-exercisable options to purchase 103,190 shares of our common stock and 18,587 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

(16)	Information is derived from the Schedule 13G, filed February 11, 2011 by Fidelity Management & Research Co. with the Securities and Exchange Commission.

(17)	Information is derived from Form 13G, filed February 9, 2011 by Gagnon Securities LLC with the Securities and Exchange Commission.

(18)	Information is derived from Form 13G, filed January 7, 2011 by Kopp Investment Advisors LLC with the Securities and Exchange Commission.

(19)	Information is derived from Form 13G, filed January 21, 2011 by BlackRock Institutional Trust Company, N.A. with the Securities and Exchange Commission.

(20)

Includes options to purchase 2,958,274 shares of our common stock and 105,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant and 167,283 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

Securities Authorized For Issuance Under Equity Compensation Plans

We have five stock-based compensation plans under which employees, consultants and outside directors have received stock options and other equity-based awards. At December 31, 2010, awards relating to 6,308,182 shares were outstanding, and 5,239,461 shares remained available for the grant of awards under our plans. For the year ended December 31, 2010, employees and outside directors of the company were granted 1,049,000 stock options under the plans. Stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, generally have ten-year contractual terms, and vest over a one to five year period from the date of grant.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,308,182	$5.79	5,239,461	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	6,308,182	$5.79	5,239,461	(1)

(1)	Includes 4,273,000 shares available under the 2010 Plan and 108,600 shares available under the 2004 Plan and 857,861 shares available under the TMI 2006 Incentive and Non-Statutory Stock Option Plan.

AUDIT MATTERS

Independent Registered Public Accounting Firm

The appointment of Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for the year 2011 is subject to the approval by the Audit Committee of the scope of the 2011 audit engagement and the estimated audit fees. We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2010 and 2009.

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$755,000	$670,228
Audit-Related Fees	—	—
Tax Fees (2)	41,071	73,815
All Other Fees	—	—

Total	$796,071	$744,043

(1)	Audit fees include the aggregate fees billed for professional services rendered for the audit of our annual financial statements, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning, primarily related to the preparation and review of federal, state and international tax returns and assistance with tax audits.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $755,000 and $670,228, respectively.

Audit-Related Fees

Deloitte rendered no professional services for audit-related services for the years ended December 31, 2010 or 2009.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009 totaled $41,071 and $73,815, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Messrs. Bergy, Henseler, and Ms. Bowler. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee is available on our website at http://www.rtix.com/investors/corporate-governance/. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the company, the adequacy of the company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the company, and pre-approval of the current year audit and non-audit fees with the company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2010, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the company’s independent registered public accounting firm for 2010. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AV 380, “Communication with Audit Committees,” and SEC Rule 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche its independence from the company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the company’s financial statements and not related to the review provision of the company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Deloitte & Touche the interim financial information included in the March 31, 2010, June 30, 2010 and September 30, 2010 Form 10-Qs prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the company’s audited financial statements for the year ended December 31, 2010 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,

Dean H. Bergy (Chairman)

Julianne M. Bowler

Udo Henseler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board of Directors of the company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board of Directors has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which the company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the company’s common stock; or

•	immediate family member of any of the foregoing.

2010 Transactions with Related Persons

Based on information provided by the directors, the executive officers, and the legal department, the Nominating and Governance Committee determined that there are no material related person transactions to be reported in this proxy statement.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, has been provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Biologics, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2010 Form 10-K is also available through our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2012 must be received by the Corporate Secretary at the address below no later than December 7, 2011 in order to be considered for inclusion in the Board of Directors’ proxy statement and form of proxy card relating to the 2012 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

RTI Biologics, Inc.

11621 Research Circle

Alachua, Florida 32615

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RTI BIOLOGICS, INC.
			For	With- hold

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011	(1)	ELECTION OF CLASS I DIRECTORS Peter F. Gearen Adrian J. R. Smith	☐	☐

The undersigned, a stockholder of RTI Biologics, Inc. (the “Corporation”), hereby constitutes and appoints Brian K. Hutchison and Thomas F. Rose and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 5, 2011, and at any and all adjournments or postponements thereof, as follows:

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “Withhold” and write that nominee’s name in the space provided below.
			For	Against	Abstain
	(2)	ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE “SAY ON PAY VOTE”)	☐	☐	☐
		1 YR	2 Yrs	3 Yrs	Abstain
The Board of Directors recommends a vote FOR the listed nominees, FOR Proposal 2 and for 3 Years for Proposal 3.	(3)	ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE ☐	☐	☐	☐
	(4)	In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Any and all proxies heretofore given by the undersigned are hereby revoked.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

RTI BIOLOGICS, INC.

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Stockholders and Proxy Statement, this Proxy Card, along with our Annual Report on Form 10-K and the 2010 Annual Report to Stockholders, are available free of charge at the following website: www.rtiproxy.com.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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